Exhibit 99.1

DATE: Nov. 4, 2014

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

Commodity Diversity Drives WPX Energy 3Q Net Income

TULSA, Okla. – WPX Energy’s (NYSE:WPX) unaudited results for the third quarter of 2014 reflect the benefit of continued increases in crude oil production and greater balance in commodity revenue streams, as well as the reclassification of coalbed methane properties in the Powder River Basin to discontinued operations.

Domestic oil production climbed 52 percent higher in third-quarter 2014 vs. third-quarter 2013. WPX’s crude oil production in the Williston Basin surpassed an average of 20,000 barrels per day during third-quarter 2014. In the San Juan Basin, WPX sold its one millionth net barrel of oil from the Gallup play in less than 18 months after initial production while averaging 1.5 rigs during this time.

During the third quarter, oil and liquids (NGL) sales accounted for 56 percent of WPX’s domestic product revenues of $453 million and nearly 26 percent of the company’s domestic production volumes of just over 1 billion cubic feet per day equivalent.

WPX is in the process of completing the sale of its mature coalbed methane properties in the Powder River Basin. WPX signed an agreement in August and expects to complete the transaction in December. Results from these properties are now reflected as discontinued operations for all periods.

“A more focused and more balanced WPX is emerging,” said Rick Muncrief, WPX president and chief executive officer. “We’re simplifying our story, leveraging the optionality in our portfolio and pursuing a long-term margin expansion strategy.”

POST-QUARTER ITEMS

On Oct. 3, WPX announced an agreement to sell its international interests for approximately $294 million subject to the successful completion of the definitive merger agreement entered into between privately held Pluspetrol Resources Corporation and Apco Oil and Gas International. WPX has a 69 percent controlling equity interest in Apco.

Additionally, WPX’s gas sales agreement with a firm shipper on the Rockies Express Pipeline expires on Nov. 11, 2014, and is expected to improve natural gas revenues by more than $100 million on an annualized basis.

Both of these items will be reflected in WPX’s fourth-quarter results since they are occurring subsequent to the close of the third-quarter.

THIRD-QUARTER AND NINE-MONTH 2014 FINANCIAL RESULTS

WPX reported unaudited net income attributable to WPX Energy of $62 million for third-quarter 2014, or income of $0.30 per share on a diluted basis, compared with a net loss of $114 million, or a loss of $0.57 per share, in the same period a year ago.

Income from continuing operations attributable to WPX Energy was $57 million for third-quarter 2014, or income of $0.28 per share on a diluted basis compared with a net loss from continuing operations of $106 million, or a loss of $0.53 per share, in the same period a year ago.

Results for third-quarter 2014 benefitted from a 29 percent increase in domestic oil revenue vs. a year ago, which was offset by a 2 percent decrease in domestic natural gas revenue, the impact of approximately $22 million in impairments of domestic exploratory leasehold and well costs, and nearly $14 million in expenses related to an early exit program and the release of a rig to a third party.

For the first nine months of 2014, WPX reported an unaudited net loss attributable to WPX Energy of $55 million, or a loss of $0.27 per share on a diluted basis, compared with a net loss of $212 million, or a loss of $1.06 per share, for the same period in 2013.

Loss from continuing operations attributable to WPX Energy for the first nine months of the year was $85 million, or a loss of $0.42 per share, compared with a loss of $202 million, or a loss of $1.01 per share, for the same period in 2013.

Results for the first nine months of 2014 were impacted by a $196 million before-tax loss associated with the sale of a portion of WPX’s working interests in certain Piceance Basin natural gas wells, $62 million in dry-hole cost and impairments of domestic exploratory leasehold and well costs, and $16 million in expenses related to an early exit program and the release of a rig to a third party. The first nine months of 2013 included a $19 million impairment to the company’s cost of acquired unproved reserves.

Excluding unrealized mark-to-market gains (losses), impairments of exploratory leasehold and well costs, early exit program expenses, and an early rig release expense, WPX had an adjusted loss from continuing operations of $4 million, or a loss of $0.02 per share on a diluted basis, for third-quarter 2014, compared with an adjusted loss from continuing operations of $80 million, or a loss of $0.39 per share, for the same period in 2013. A reconciliation accompanies this press release.

For the first nine months of 2014, WPX had adjusted income from continuing operations of $30 million, or income of $0.14 per share on a diluted basis, compared with an adjusted loss of $173 million, or a loss of $0.86 per share, for the first nine months of 2013. A reconciliation accompanies this press release.

Improved results for the first nine months of 2014 reflect the benefit of a 40 percent increase in domestic oil revenues, along with higher weighted average gross sales prices for domestic natural gas and natural gas liquids.

The weighted average gross sales price – prior to revenue deductions – for domestic natural gas was $3.30 per Mcf in third-quarter 2014 compared with $3.15 per Mcf a year ago.

The weighted average gross sales price – prior to revenue deductions – for domestic oil was $84.76 per barrel in third-quarter 2014 compared with $99.52 per barrel a year ago.

The weighted average gross sales price – prior to revenue deductions – for domestic NGL was $43.42 per barrel in third-quarter 2014 compared with $43.11 per barrel a year ago.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for third-quarter 2014 was $230 million, an increase of 32 percent compared with $174 million for the same period in 2013.

For the first nine months of 2014, WPX’s adjusted EBITDAX was $797 million, up 41 percent compared with $564 million for the same period in 2013.

The primary factors contributing to the increase in 2014 adjusted EBITDAX are increased domestic oil volumes and the corresponding increase in domestic oil revenues, as well as higher net realized average prices for natural gas.

EBITDAX (non-GAAP)	Third Quarter		YTD
	2014	2013	2014	2013
	millions	millions	millions	millions
Net income (loss)	$66	($116)	($48)	($207)
Interest expense	$31	$28	$88	$82
Provision (benefit) for income taxes	$28	($29)	($31)	($79)
Depreciation, depletion and amortization	$213	$230	$627	$662
Exploration expenses	$29	$21	$101	$59

EBITDAX	$367	$134	$737	$517

Impairment of producing properties, costs of acquired unproved reserves and equity investments	—	$19	—	$19
Loss on sale of working interests in the Piceance Basin	$1	—	$196	—
Net (gain) loss on derivatives not designated as hedges	($148)	$15	$64	$31
Net cash received (paid) on settlement of derivatives not designated as hedges	$15	($2)	($170)	($13)
(Income) loss from discontinued operations	($5)	$8	($30)	$10

ADJUSTED EBITDAX	$230	$174	$797	$564

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for net (gain) loss on derivatives not designated as hedges, loss on the sale of working interests in the Piceance Basin, net cash received (paid) on settlement of derivatives not designated as hedges, impairments and discontinued operations.

WPX believes these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

CEO PERSPECTIVE

“We have a clear vision for creating value,” said Rick Muncrief, referring to WPX’s five-year plan that aims to increase oil production five-fold and triple its margins and company value by the year 2020.

“Already this year, we’ve entered into a series of transactions to reposition WPX that represent an aggregate value of more than $1 billion. We’re going to remain aggressive, creative and opportunistic as we execute our plan.

“It’s also important for us to stay focused on the long-term as we see volatility in the markets. For 2015, we’ve locked in about half of our projected oil volumes at an average of nearly $95 per barrel and about half of our expected natural gas production at just over $4.25 per MMbtu.

“We’re directly linking our hedging to our capital plan, which gives us confidence in the cash flow that supports our drilling program,” Muncrief added.

PRODUCTION

WPX’s overall domestic and international production for third-quarter 2014 – not including volumes for discontinued operations – was 1,065 MMcfe/d, consistent with the company’s guidance for volumes of 1,060 to 1,073 MMcfe/d.

Production figures for 2014, specifically natural gas and NGL, reflect the absence of volumes due to the sale of working interests in certain of WPX’s Piceance Basin wells earlier this year.

After adjusting the volumes in previous quarters for the impact of the sale of working interests in the Piceance wells, overall third-quarter 2014 equivalent volumes would have increased 5 percent vs. a year ago and 2 percent vs. the sequential quarter.

Average Daily Production	3Q			2Q	Sequential
	2014	2013	Change	2014	Change
Natural gas (MMcf/d)
Piceance Basin	542	603	-10%	584	-7%
Appalachian Basin	79	91	-13%	88	-10%
San Juan Basin	111	117	-5%	107	4%
International	21	19	11%	20	5%
Other	13	9	44%	12	8%

Subtotal (MMcf/d)	766	839	-9%	811	-6%

Oil (Mbbl/d)
Williston Basin	20.1	14.0	44%	18.8	7%
San Juan Basin	3.9	1.1	255%	3.0	30%
Piceance Basin	1.7	1.7	0%	2.0	-15%
International	6.5	5.3	23%	5.2	25%
Other	0.1	0.2	-50%	0.0	NM

Subtotal (Mbbl/d)	32.3	22.3	45%	29.0	11%

NGLs (Mbbl/d)
Piceance	14.5	18.4	-21%	15.8	-8%
International	0.4	0.5	-20%	0.4	0%
Other	2.6	1.2	117%	2.1	24%

Subtotal (Mbbl/d)	17.5	20.1	-13%	18.3	-4%

Total Production (MMcfe/d)	1,065	1,094	-3%	1,095	-3%

NM is a percentage calculation that is not meaningful.

Consolidated natural gas production of 766 MMcf/d in third-quarter 2014 was within the range of the company’s guidance of 763 to 773 MMcf/d. Piceance Basin volumes of 542 MMcf/d accounted for 73 percent of WPX’s third-quarter domestic natural gas production. Piceance volumes were hampered by third-party gathering outages during the third quarter.

WPX’s domestic oil production continues to climb rapidly, increasing 52 percent year-over-year. Domestic oil production was driven by higher volumes in the San Juan Basin’s Gallup Play, which grew 255 percent year-over-year and 30 percent vs. the sequential quarter. Oil production also showed sizable growth in the Williston Basin, up 44 percent year-over-year.

Consolidated natural gas liquids (NGL) production of 17.5 Mbbl/d was in line with WPX’s third-quarter guidance range of 17.4 to 17.8 Mbbl/d, but lower than a year ago and sequential quarter due in part to an ethane recovery rate of 20 percent during third-quarter 2014.

Notably, oil and liquids (NGL) production accounted for nearly 26 percent of WPX’s total domestic production, up from 21 percent in third-quarter 2013. Oil volumes alone accounted for 15 percent of WPX’s overall third-quarter domestic production.

EXPENSES

WPX’s domestic operating expenses were approximately 3 percent lower in third-quarter 2014 than the same period in 2013.

WPX’s domestic lease and facility operating expenses for third-quarter 2014 were $63 million vs. $62 million in the same period in 2013.

Domestic gathering, processing and transportation charges of $82 million in third-quarter 2014 were approximately 7 percent lower compared with $88 million a year ago.

Taxes other than income for domestic operations in third-quarter 2014 were $32 million vs. $27 million a year ago, driven by higher oil volumes.

Domestic depreciation, depletion and amortization expense was $201 million in third-quarter 2014, down 9 percent from $222 million a year ago primarily due to the previously discussed lower natural gas production volumes in 2014, partially offset by the impact of increased oil production which is at a higher rate per Mcfe.

Domestic general and administrative expenses were $71 million in third-quarter 2014 vs. $64 million in the same period a year ago, primarily attributable to $8 million of charges associated with an early exit program.

Domestic exploration expense was higher at $28 million in third-quarter 2014 compared with $21 million a year ago primarily due to impairments of exploratory leasehold and well costs.

CASH AND LIQUIDITY

Net cash provided by operating activities for the first nine months of 2014 was $779 million, up 50 percent vs. $520 million for the same period a year ago.

At Sept. 30, 2014, WPX had approximately $38 million in unrestricted domestic cash and cash equivalents and $27 million in international cash. WPX’s total domestic liquidity as of Sept. 30, 2014, was approximately $834 million under the company’s previous credit facility agreement.

Subsequent to the close of the third quarter, WPX executed a new five-year, $1.5 billion senior unsecured credit facility. The new agreement enhances the company’s liquidity position by gaining full access to the total commitments under the modified covenant structure.

DEVELOPMENT ACTIVITY

For the first three quarters of 2014, WPX participated in a total of 290 gross (247 net) wells in its continuing operations in the United States, including 253 gross operated wells in the company’s Williston, San Juan and Piceance basins.

Highlights for the company’s operated wells in its three core areas are provided below. The balance of gross (net) wells is accounted for in non-operated interests, as well as WPX’s own properties in other areas such as the Appalachia Basin.

In the Williston Basin, WPX completed 39 gross (36 net) wells in the first nine months of the year, including 14 gross (14 net) wells during the third quarter. The company has five rigs deployed on its Williston acreage.

In the San Juan Basin’s Gallup oil play, WPX completed 29 gross (25 net) wells in the first nine months of the year, including 16 gross (14 net) wells during the third quarter.

WPX now owns or controls 84,000 net acres in the Gallup oil window, an increase of 68 percent vs. the sequential quarter. The company added a third rig in the play during the third quarter.

In September, WPX beat its prior best drilling time in the Gallup by 21 percent, drilling a well in 9.5 days. The well had a total depth of 10,390 feet. WPX is now averaging 12.5 days on its Gallup wells from spud to rig release, an improvement of 25 percent vs. 16.6 days per well in the third quarter a year ago.

In the Piceance Basin, WPX completed 185 gross (180 net) wells in the first nine months of the year, including 68 gross (66 net) wells in the third quarter. WPX has nine rigs deployed in the Piceance.

A newly completed Niobrara horizontal well in the Piceance produced an initial high of 14 MMcf/d at a flowing pressure of 7,200 PSI. A second vertical test well is producing 2 MMcf/d, with the majority of production coming from horizons in the Mancos formation.

TOMORROW’S WEBCAST

WPX management will discuss its third-quarter 2014 results during a webcast starting at 10 a.m. Eastern tomorrow, Nov. 5. Participants can access the event via the homepage at www.wpxenergy.com. The slides for the webcast are available for download today at the same website.

A limited number of phone lines also will be available at 877-415-3181. International callers should dial 857-244-7324. The conference identification code for both phone numbers is 53107806. A replay of the webcast will be available on WPX’s website for one year following the event.

FORM 10-Q

WPX plans to file its third-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

UPCOMING CONFERENCE PRESENTATION

WPX CEO Rick Muncrief is scheduled to speak at the Capital One Securities annual energy conference on Thursday, Dec. 11, at approximately 10:20 a.m. Eastern. Please visit www.wpxenergy.com on the day of the event to confirm the time, see the slides and listen to the presentation.

About WPX Energy, Inc.

WPX Energy develops and operates oil and gas producing properties in North Dakota, New Mexico and Colorado. The company has a long history of innovation and stakeholder engagement, recognized through more than 40 local, state, federal and industry awards.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$224	$265	$210	$216	$915	$322	$269	$207	$798
Oil and condensate sales	139	151	183	176	649	175	223	240	638
Natural gas liquid sales	54	58	57	61	230	61	55	54	170

Total product revenues	417	474	450	453	1,794	558	547	501	1,606
Gas management	261	205	176	249	891	561	231	145	937
Net gain (loss) on derivatives not designated as hedges	(94)	78	(15)	(93)	(124)	(195)	(17)	148	(64)
Other	4	7	5	6	22	1	5	—	6

Total revenues	588	764	616	615	2,583	925	766	794	2,485

Costs and expenses:
Lease and facility operating	63	63	70	68	264	68	67	73	208
Gathering, processing and transportation	85	91	88	89	353	89	79	82	250
Taxes other than income	31	31	33	31	126	41	40	40	121
Gas management, including charges for unutilized pipeline capacity	243	222	201	265	931	391	233	164	788
Exploration	18	20	21	371	430	15	57	29	101
Depreciation, depletion and amortization	217	215	230	230	892	203	211	213	627
Impairment of producing properties and costs of acquired unproved reserves	—	—	19	844	863	—	—	—	—
Loss on sale of working interests in the Piceance Basin	—	—	—	—	—	—	195	1	196
General and administrative	70	72	67	74	283	71	73	75	219
Other-net	6	3	1	2	12	3	3	3	9

Total costs and expenses	733	717	730	1,974	4,154	881	958	680	2,519

Operating income (loss)	(145)	47	(114)	(1,359)	(1,571)	44	(192)	114	(34)

Interest expense	(26)	(28)	(28)	(26)	(108)	(29)	(28)	(31)	(88)
Interest capitalized	—	—	1	—	1	—	—	1	1
Investment income, impairment of equity method investment and other	5	8	4	(16)	1	2	5	5	12

Income (loss) from continuing operations before income taxes	$(166)	$27	$(137)	$(1,401)	$(1,677)	$17	$(215)	$89	$(109)
Provision (benefit) for income taxes	(59)	9	(29)	(514)	(593)	15	(74)	28	(31)

Income (loss) from continuing operations	$(107)	$18	$(108)	$(887)	$(1,084)	$2	$(141)	$61	$(78)
Income (loss) from discontinued operations	(6)	4	(8)	(97)	(107)	17	8	5	30

Net income (loss)	$(113)	$22	$(116)	$(984)	$(1,191)	$19	$(133)	$66	$(48)
Less: Net income (loss) attributable to noncontrolling interests	3	4	(2)	(11)	(6)	1	2	4	7

Net income (loss) attributable to WPX Energy, Inc.	$(116)	$18	$(114)	$(973)	$(1,185)	$18	$(135)	$62	$(55)

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$(113)	$22	$(116)	$(984)	$(1,191)	$19	$(133)	$66	$(48)
Interest expense	26	28	28	26	108	29	28	31	88
Provision (benefit) for income taxes	(59)	9	(29)	(514)	(593)	15	(74)	28	(31)

Depreciation, depletion and amortization	217	215	230	230	892	203	211	213	627
Exploration expenses	18	20	21	371	430	15	57	29	101

EBITDAX	89	294	134	(871)	(354)	281	89	367	737
Impairment of producing properties, costs of acquired unproved reserves and equity investments	—	—	19	864	883	—	—	—	—
Loss on sale of working interests in the Piceance Basin	—	—	—	—	—	—	195	1	196
Net (gain) loss on derivatives not designated as hedges	94	(78)	15	93	124	195	17	(148)	64
Net cash received (paid) related to settlement of derivatives not designated as hedges	9	(20)	(2)	(4)	(17)	(168)	(17)	15	(170)
(Income) loss from discontinued operations	6	(4)	8	97	107	(17)	(8)	(5)	(30)

Adjusted EBITDAX	$198	$192	$174	$179	$743	$291	$276	$230	$797

WPX Energy, Inc.

Domestic Segment

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$220	$259	$206	$211	$896	$317	$262	$201	$780
Oil and condensate sales	111	121	154	148	534	149	194	199	542
Natural gas liquid sales	53	58	57	60	228	61	54	53	168

Total product revenues	384	438	417	419	1,658	527	510	453	1,490
Gas management	261	205	176	249	891	561	231	145	937
Net gain (loss) on derivatives not designated as hedges	(94)	78	(15)	(93)	(124)	(195)	(17)	148	(64)
Other	1	1	3	1	6	1	3	1	5

Total revenues	552	722	581	576	2,431	894	727	747	2,368

Costs and expenses:
Lease and facility operating	55	53	62	57	227	60	59	63	182
Gathering, processing and transportation	84	90	88	88	350	89	78	82	249
Taxes other than income	25	25	27	25	102	35	33	32	100
Gas management, including charges for unutilized pipeline capacity	243	222	201	265	931	391	233	164	788
Exploration	17	17	21	368	423	15	54	28	97
Depreciation, depletion and amortization	210	205	222	221	858	193	202	201	596
Impairment of producing properties and costs of acquired unproved reserves	—	—	19	841	860	—	—	—	—
Loss on sale of working interests in the Piceance Basin	—	—	—	—	—	—	195	1	196
General and administrative	67	67	64	71	269	67	70	71	208
Other-net	5	7	(2)	2	12	2	1	3	6

Total costs and expenses	706	686	702	1,938	4,032	852	925	645	2,422

Operating income (loss)	(154)	36	(121)	(1,362)	(1,601)	42	(198)	102	(54)

Interest expense	(26)	(28)	(28)	(26)	(108)	(29)	(28)	(31)	(88)
Interest capitalized	—	—	1	—	1	—	—	1	1
Investment income, impairment of equity method investment and other	—	1	—	(21)	(20)	—	—	(1)	(1)

Income (loss) from continuing operations before income taxes	$(180)	$9	$(148)	$(1,409)	$(1,728)	$13	$(226)	$71	$(142)

Summary of Production Volumes (1)
Natural gas (MMcf)	73,991	73,774	75,497	72,672	295,934	71,531	71,972	68,614	212,117
Oil (MBbls)	1,240	1,372	1,571	1,737	5,919	1,737	2,159	2,373	6,269
Natural gas liquids (MBbls)	1,904	1,893	1,810	1,808	7,415	1,587	1,625	1,574	4,786
Combined equivalent volumes (MMcfe) (2)	92,856	93,361	95,782	93,941	375,940	91,475	94,680	92,295	278,450

(1) Excludes our Powder River Basin operations, which were classidfied as discontinued operations.
(2) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit, including the impact of hedges (1)
Natural gas (per Mcf)	$2.96	$3.53	$2.75	$2.88	$3.03	$4.42	$3.66	$2.92	$3.68
Oil (per barrel)	$89.78	$87.76	$97.94	$85.47	$90.22	$86.24	$89.24	$84.11	$86.47
Natural gas liquids (per barrel)	$28.26	$30.25	$31.20	$33.33	$30.72	$38.27	$33.58	$33.64	$35.16

(1) Excludes our Powder River Basin operations, which were classidfied as discontinued operations.

Expenses per Mcfe (1)
Lease and facility operating	$0.59	$0.57	$0.64	$0.62	$0.60	$0.66	$0.63	$0.68	$0.65
Gathering, processing and transportation	$0.91	$0.96	$0.90	$0.95	$0.93	$0.97	$0.83	$0.89	$0.89
Taxes other than income	$0.27	$0.27	$0.28	$0.27	$0.27	$0.38	$0.35	$0.35	$0.36
Depreciation, depletion and amortization	$2.25	$2.21	$2.31	$2.35	$2.28	$2.11	$2.13	$2.18	$2.14
General and administrative	$0.72	$0.73	$0.66	$0.75	$0.71	$0.74	$0.73	$0.77	$0.75

(1) Excludes our Powder River Basin operations, which were classidfied as discontinued operations.

Unutilized pipeline capacity
Total unutilized pipeline capacity in gas management expense	$13	$14	$17	$17	$61	$16	$12	$16	$44

WPX Energy, Inc.

International Segment

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$4	$6	$4	$5	$19	$5	$7	$6	$18
Oil and condensate sales	28	30	29	28	115	26	29	41	96
Natural gas liquid sales	1	—	—	1	2	—	1	1	2

Total product revenues	33	36	33	34	136	31	37	48	116
Gas management	—	—	—	—	—	—	—	—	—
Net gain (loss) on derivatives not designated as hedges	—	—	—	—	—	—	—	—	—
Other	3	6	2	5	16	—	2	(1)	1

Total revenues	36	42	35	39	152	31	39	47	117

Costs and expenses:
Lease and facility operating	8	10	8	11	37	8	8	10	26
Gathering, processing and transportation	1	1	—	1	3	—	1	—	1
Taxes other than income	6	6	6	6	24	6	7	8	21
Gas management, including charges for unutilized pipeline capacity	—	—	—	—	—	—	—	—	—
Exploration	1	3	—	3	7	—	3	1	4
Depreciation, depletion and amortization	7	10	8	9	34	10	9	12	31
Impairment of producing properties	—	—	—	3	3	—	—	—	—
Loss on sale of working interests in the Piceance Basin	—	—	—	—	—	—	—	—	—
General and administrative	3	5	3	3	14	4	3	4	11
Other-net	1	(4)	3	—	—	1	2	—	3

Total costs and expenses	27	31	28	36	122	29	33	35	97

Operating income (loss)	9	11	7	3	30	2	6	12	20

Interest expense	—	—	—	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—	—	—	—
Investment income and other	5	7	4	5	21	2	5	6	13

Income (loss) from continuing operations before income taxes	$14	$18	$11	$8	$51	$4	$11	$18	$33

Summary of Net Production Volumes (1)
Natural gas (MMcf)	1,485	1,620	1,707	1,723	6,534	1,723	1,838	1,898	5,459
Oil (MBbls)	506	553	484	489	2,032	466	475	598	1,539
Natural gas liquids (MBbls)	42	44	42	40	167	41	40	40	121
Combined equivalent volumes (MMcfe)(2)	4,775	5,202	4,862	4,894	19,733	4,766	4,927	5,728	15,422

(1)	Reflects approximately 69 percent of Apco’s production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX Energy, Inc.

Reconciliation- Adjusted Income (Loss) from Continuing Operations

(UNAUDITED)

	2013					2014
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$(110)	$14	$(106)	$(876)	$(1,078)	$1	$(143)	$57	$(85)

Income (loss) from continuing operations - diluted earnings per share	$(0.55)	$0.07	$(0.53)	$(4.36)	$(5.38)	$0.01	$(0.71)	$0.28	$(0.42)

Pre-tax adjustments:
Impairment of producing properties, costs of acquired unproved reserves, leasehold and equity method investment (1)	$—	$—	$19	$1,169	$1,188	$—	$—	$—	$—
Impairments- exploratory related	$—	$—	$—	$—	$—	$—	$40	$22	$62
Loss on sale of working interests in the Piceance Basin	$—	$—	$—	$—	$—	$—	$195	$1	$196
Expense related to Early Exit Program	$—	$—	$—	$—	$—	$—	$2	$8	$10
Early rig release expenses	$—	$—	$—	$—	$—	$—	$—	$6	$6
Costs related to chief executive officer separation	$—	$—	$—	$4	$4	$—	$—	$—	$—
Buyout of transportation agreement	$—	$—	$—	$9	$9	$—	$—	$—	$—
Unrealized MTM (gain) loss	$103	$(98)	$13	$89	$107	$27	$—	$(133)	$(106)

Total pre-tax adjustments	$103	$(98)	$32	$1,271	$1,308	$27	$237	$(96)	$168
Less tax effect for above items	$(38)	$36	$(12)	$(463)	$(477)	$(10)	$(87)	$35	$(62)
Impact of new Argentine capital tax law (1)	$—	$—	$6	$—	$6	$—	$—	$—	$—
Impact of new state tax law in New York (net of federal benefit)	$—	$—	$—	$—	$—	$9	$—	$—	$9

Total adjustments, after-tax	$65	$(62)	$26	$808	$837	$26	$150	$(61)	$115

Adjusted income (loss) from continuing operations available to common stockholders	$(45)	$(48)	$(80)	$(68)	$(241)	$27	$7	$(4)	$30

Adjusted diluted earnings (loss) per common share	$(0.22)	$(0.24)	$(0.39)	$(0.35)	$(1.20)	$0.13	$0.03	$(0.02)	$0.14

Diluted weighted-average shares (millions)	199.9	203.8	200.7	200.9	200.4	205.2	202.7	207.5	202.5

(1)	These items are presented net of amounts attributable to noncontrolling interests.

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(Millions, except per-share amounts)
Revenues:
Product revenues:
Natural gas sales	$207	$210	$798	$699
Oil and condensate sales	240	183	638	473
Natural gas liquid sales	54	57	170	169

Total product revenues	501	450	1,606	1,341
Gas management	145	176	937	642
Net gain (loss) on derivatives not designated as hedges	148	(15)	(64)	(31)
Other	—	5	6	16

Total revenues	794	616	2,485	1,968
Costs and expenses:
Lease and facility operating	73	70	208	196
Gathering, processing and transportation	82	88	250	264
Taxes other than income	40	33	121	95
Gas management, including charges for unutilized pipeline capacity	164	201	788	666
Exploration	29	21	101	59
Depreciation, depletion and amortization	213	230	627	662
Impairment of producing properties and costs of acquired unproved reserves	—	19	—	19
Loss on sale of working interests in Piceance Basin	1	—	196	—
General and administrative	75	67	219	209
Other - net	3	1	9	10

Total costs and expenses	680	730	2,519	2,180

Operating income (loss)	114	(114)	(34)	(212)
Interest expense	(31)	(28)	(88)	(82)
Interest capitalized	1	1	1	1
Investment income and other	5	4	12	17

Income (loss) from continuing operations before income taxes	89	(137)	(109)	(276)
Provision (benefit) for income taxes	28	(29)	(31)	(79)

Income (loss) from continuing operations	61	(108)	(78)	(197)
Income (loss) from discontinued operations	5	(8)	30	(10)

Net income (loss)	66	(116)	(48)	(207)
Less: Net income (loss) attributable to noncontrolling interests	4	(2)	7	5

Net income (loss) attributable to WPX Energy, Inc.	$62	$(114)	$(55)	$(212)

Amounts attributable to WPX Energy, Inc.:
Basic Earnings (loss) per common share:
Income (loss) from continuing operations	$0.28	$(0.53)	$(0.42)	$(1.01)
Income (loss) from discontinued operations	0.02	(0.04)	0.15	(0.05)

Net income (loss)	$0.30	$(0.57)	$(0.27)	$(1.06)

Basic weighted-average shares (millions)	203.3	200.7	202.5	200.3

Diluted Earnings (loss) per common share:
Income (loss) from continuing operations	$0.28	$(0.53)	$(0.42)	$(1.01)
Income (loss) from discontinued operations	0.02	(0.04)	0.15	(0.05)

Net income (loss)	$0.30	$(0.57)	$(0.27)	$(1.06)

Diluted weighted-average shares (millions)	207.5	200.7	202.5	200.3

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	September 30, 2014	December 31, 2013
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$65	$99
Accounts receivable, net of allowance of $6 million at September 30, 2014 and $7 million at December 31, 2013	465	536
Deferred income taxes	31	49
Derivative assets	107	50
Inventories	70	71
Margin deposits	52	71
Assets classified as held for sale	184	1
Other	31	45

Total current assets	1,005	922
Investments	135	129
Properties and equipment (successful efforts method of accounting)	11,993	12,519
Less: Accumulated depreciation, depletion and amortization	(4,956)	(5,445)

Properties and equipment, net	7,037	7,074
Derivative assets	22	7
Other noncurrent assets	45	297

Total assets	$8,244	$8,429

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$699	$652
Accrued and other current liabilities	175	187
Liabilities associated with assets held for sale	50	3
Customer margin deposits payable	14	55
Deferred income taxes	1	—
Derivative liabilities	72	110

Total current liabilities	1,011	1,007
Deferred income taxes	713	788
Long-term debt	2,047	1,916
Derivative liabilities	15	12
Asset retirement obligations	199	310
Other noncurrent liabilities	57	186

Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 203.4 million shares issued at September 30, 2014 and 201 million shares issued at December 31, 2013)	2	2
Additional paid-in-capital	5,556	5,516
Accumulated deficit	(1,463)	(1,408)
Accumulated other comprehensive income (loss)	(1)	(1)

Total stockholders’ equity	4,094	4,109
Noncontrolling interests in consolidated subsidiaries	108	101

Total equity	4,202	4,210

Total liabilities and equity	$8,244	$8,429

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2014	2013
	(Millions)
Operating Activities
Net income (loss)	$(48)	$(207)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	638	699
Deferred income tax provision (benefit)	(55)	(67)
Provision for impairment of properties and equipment (including certain exploration expenses)	95	64
Amortization of stock-based awards	26	24
(Gain) loss on sale of assets	195	(5)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	71	55
Inventories	1	(5)
Margin deposits and customer margin deposits payable	(22)	(2)
Other current assets	16	(11)
Accounts payable	(15)	(5)
Accrued and other current liabilities	(22)	(32)
Changes in current and noncurrent derivative assets and liabilities	(106)	18
Other, including changes in other noncurrent assets and liabilities	5	(6)

Net cash provided by operating activities	779	520

Investing Activities
Capital expenditures (a)	(1,325)	(843)
Proceeds from sales of assets (b)	389	10
Other	(3)	(3)

Net cash used in investing activities	(939)	(836)

Financing Activities
Proceeds from common stock	15	4
Proceeds from long-term debt	500	—
Borrowings on credit facility	1,451	605
Payments on credit facility	(1,816)	(335)
Payments for debt issuance costs	(6)	—
Other	(12)	(1)

Net cash provided by financing activities	132	273

Net increase (decrease) in cash and cash equivalents	(28)	(43)
Effect of exchange rate changes on cash and cash equivalents	(6)	(2)
Cash and cash equivalents at beginning of period	99	153

Cash and cash equivalents at end of period	$65	$108

(a) Increase to properties and equipment	$(1,389)	$(864)
Changes in related accounts payable and accounts receivable	64	21

Capital expenditures	$(1,325)	$(843)

(b) Proceeds in 2014 primarily relate to the sale of a portion of our working interests in the Piceance Basin and are subject to post-closing adjustments.